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                                                                    EXHIBIT 10.6


                     TAX ALLOCATION AND INDEMNITY AGREEMENT


               TAX ALLOCATION AND INDEMNITY AGREEMENT, dated as of __________, 1998, among Stac, Inc., a Delaware corporation (the "Company"), and hi/fn, inc., a Delaware corporation ("Hi/fn").

               WHEREAS, the Company, Hi/fn and the Company's other subsidiaries have joined in filing consolidated federal income tax returns and certain consolidated, combined or unitary state income tax returns;

               WHEREAS, pursuant to a Distribution Agreement dated as of _______________, 1998 among the Company and Hi/fn (the "Distribution Agreement"), the Company will distribute to the holders of its common stock the shares of common stock of Hi/fn held by the Company in a transaction intended to qualify for tax-free treatment under Code Section 355 (the "Spin-off");

               WHEREAS, pursuant to the Spin-off, Hi/fn will leave the Stac Pre-Spin-off Group (as defined herein); and

               WHEREAS, the parties hereto wish to provide for (i) the allocation of, and indemnification against, certain liabilities for Taxes, (ii) the preparation and filing of Tax Returns on a basis consistent with prior practice and the payment of Taxes with respect thereto, and (iii) certain related matters;

               NOW THEREFORE, in consideration of their mutual promises, the parties hereby agree as follows:

               1.     DEFINITIONS.

               When used herein the following terms shall have the following meanings:

               "Affiliate" -- with respect to any corporation (the "given corporation"), each person, corporation, partnership or other entity that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the given corporation. For purposes of this definition, "control" means the possession, directly or indirectly, of 50% or more of the voting power or value of outstanding voting interests.

               "Affiliated Group" -- an affiliated group of corporations within the meaning of Code Section 1504(a) for the Taxable Period or, for purposes of any state income tax matters, any consolidated, combined or unitary group of corporations within the meaning of the corresponding provisions of tax law for the state in question.

               "After-Tax Basis" -- with respect to any liability indemnified hereunder, the actual amount of any payment to be made with respect to such liability, after giving effect to any tax cost incurred by the recipient arising out of the receipt of such payment (unless such receipt is treated as other than the receipt of taxable income), and reducing such payment by the value of, any and all Federal, state or other Tax Benefits attributable to the full payment of the indemnified liability, which value shall be determined on an assumed basis by multiplying the amount of any applicable




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deduction, credit, offset or other tax item by the applicable highest marginal rate of taxation in effect for the period for which the adjustment is made.

               "Closing Date" -- the date on which the Spin-off is effected by the Company.

               "Code" -- the Internal Revenue Code of 1986, as amended, or any successor thereto, as in effect for the Taxable Year in question.

               "Combined Jurisdiction" -- for any Taxable Period, any state, local or foreign jurisdiction in which the Company or a Company Affiliate is included in a consolidated, combined, unitary or similar return with the Company or any Company Affiliate for state, local or foreign Income Tax purposes.

               "Company"-- as defined in the preamble to this Agreement.

               "Effective Time" -- the time at which the Spin-off becomes effective.

               "Final Determination" -- (i) a decision, judgment, decree, or other order by a court of competent jurisdiction, which has become final and unappealable; (ii) a closing agreement or accepted offer in compromise under Code Sections 7121 or 7122, or comparable agreements under the laws of other jurisdictions; or (iii) any other final settlement with the IRS or other Taxing Authority, or (iv) the expiration of an applicable statute of limitations.

               "Hi/fn" -- as defined in the preamble to this Agreement.

               "Hi/fn Group" -- Hi/fn and each corporation that would be a member of an Affiliated Group with respect to which Hi/fn is the common parent on the day after the Closing Date.

               "Hi/fn Member" -- a corporation that would be a member of the Hi/fn Group.

               "Income Tax(es)" -- with respect to any corporation or group of corporations, any and all Taxes based upon or measured by net income (regardless of whether denominated as an "income tax," a "franchise tax" or otherwise), imposed by any Taxing Authority, together with any related interest, penalties or other additions thereto.

               "Information Return(s)" -- any and all returns, reports, estimates, information statements, declarations or other filings (other than Tax Returns) required to be filed or supplied to any Tax Authority by any corporation with respect to the Tax Liabilities of any other person or entity.

               "IRS" -- the U.S. Internal Revenue Service.

               "IRS Ruling" -- The letter ruling issued by the IRS in response to the Ruling Request.

               "Neutral Auditors" -- means a firm of nationally recognized independent accountants who shall not have had a material relationship with the Company or its Affiliates, or



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Hi/fn or its Affiliates, within the two (2) years preceding the date of the notice of a dispute given pursuant to Section 7(p).

               "Other Tax(es)" -- with respect to any corporation or Affiliated Group, any and all Taxes, other than Income Taxes, together with any related interest, penalties or other additions thereto.

               "Overdue Rate" -- a rate of interest per annum that fluctuates with the Federal short-term rate established from time to time pursuant to Code
Section 6621.

               "Post-Closing Straddle Period" -- with respect to any Straddle Period, the period beginning on the day after the Closing Date and ending on the last day of such Taxable Year.

               "Post-Closing Taxable Period" -- a Taxable Year that ends after the Closing Date.

               "Pre-Closing Straddle Period" -- with respect to any Straddle Period, the period beginning on the first day of such Taxable Year and ending on the close of business on the Closing Date.

               "Pre-Closing Taxable Period" -- a Taxable Year that ends on or before the Closing Date.

               "Representative" -- with respect to any person or entity, any of such person's or entity's directors, officers, employees, agents, consultants, accountants, attorneys and other advisors.

               "Ruling Request" -- the private letter ruling request filed by the Company with the IRS, as supplemented and amended from time to time, with respect to certain federal Income Tax matters relating to the Spin-off and other related matters.

               "Separate Jurisdiction" -- for any Taxable Period, any state, local or foreign jurisdiction that is not a Combined Jurisdiction.

               "Spin-off" -- as defined in the Preamble.

               "Stac Pre-Spin-Off Group" -- the Company and each corporation that joined with the Company in filing a consolidated federal income tax return for any Pre-Closing Taxable Period. For purposes of this Agreement, the Stac Pre-Spin-Off Group shall terminate at the close of the Closing Date. To the extent applicable to any state income tax matters, the "Stac Pre-Spin-Off Group" shall include all corporations joining in the filing of a consolidated, combined or unitary income tax return for the state in question.

               "Stac Pre-Spin-off Member" -- a corporation that was a member of the Stac Pre-Spin-Off Group at the close of the Closing Date.

               "Stac Post-Spin-off Group" -- the Company and each corporation that joins with the Company in filing a consolidated federal income tax return for any Post-Closing Taxable




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Period. For purposes of this Agreement, the Stac Post-Spin-off Group shall exist from and after the day after the Closing Date. To the extent applicable to any state income tax matters, the "Stac Post-Spin-off Group" shall include all corporations joining in the filing of a consolidated, unitary or combined income tax return for the state in question.

               "Stac Post-Spin-off Member" -- a corporation that was a Stac Pre-Spin-off Member and, for purposes of this Agreement, is a member of the Stac Post-Spin-off Group on the day after the Closing Date.

               "Straddle Period" -- any Taxable Year beginning before and ending after the close of business on the Closing Date.

               "Tax(es)" -- any net income, gross income, gross receipts, sales, use, excise, franchise, transfer, payroll, premium, property or windfall profits tax, alternative or add-on minimum tax, or other tax, fee or assessment, together with any interest and any penalty, addition to tax or additional amount imposed by any Taxing Authority, whether any such tax is imposed directly or through withholding.

               "Taxable Period" -- a Pre-Closing Taxable Period, a Post-Closing Taxable Period, or a Straddle Period.

               "Taxable Year" -- a taxable year (which may be shorter than a full calendar or fiscal year), year of assessment or similar period with respect to which any Tax may be imposed.

               "Tax Benefit(s)" -- (i) in the case of an Income Tax for which a consolidated Federal, or a consolidated, combined or unitary state or other, Tax Return is filed, the amount by which the Tax liability of the Affiliated Group or other relevant group of corporations is actually reduced on a "with and without" basis (by deduction, entitlement to refund, credit, offset or otherwise, whether available in the current Taxable Year, as an adjustment to taxable income in any other Taxable Year or as a carryforward or carryback, and including the effect on other Income or Other Taxes of such reduction), plus any interest received with respect to any related Tax refund, and (ii) in the case of any other Tax, the amount by which the Tax liability of a corporation is actually reduced on a "with and without" basis (by deduction, entitlement to refund, credit, offset or otherwise, whether available in the current taxable year, as an adjustment to taxable income in any other Taxable Year or as a carryforward or carryback, and including the effect on other Income or Other Taxes of such reduction), plus any interest received with respect to any related Tax refund.

               "Taxing Authority" -- the IRS and any other domestic or foreign governmental authority responsible for the administration of any Tax.

               "Tax Practices" -- the most recently applied policies, procedures and practices employed by the Stac Pre-Spin-Off Group in the preparation and filing of, and positions taken on, any Tax Returns of the Company or any Company Affiliate for any Pre-Closing Taxable Period.



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               "Tax Return(s)" -- all returns, reports, estimates, information statements, declarations and other filings relating to, or required to be filed by any taxpayer in connection with, its liability for, or its payment or receipt of any refund of, any Tax.

               "Tax Treatment" -- as defined in Section 3(c) hereto.

               2. OBLIGATIONS, RESPONSIBILITIES AND RIGHTS OF THE COMPANY AND HI/FN.

                      (a)    Preparation and Filing of Tax Returns.

                             (i)    By the Company.  The Company shall prepare
and timely file (or cause to be prepared and timely filed):

                                    (A)     on behalf of the Stac Pre-Spin-Off
Group and all Stac Pre-Spin-off Members, all Income Tax Returns for all Pre-Closing Taxable Periods;

                                    (B)     on behalf of all Stac Post-Spin-off
Members on a separate or group basis, all Other Tax and Information Returns for all Pre-Closing Taxable Periods; and

                                    (C)     on behalf of the Stac Post-Spin-off
Group and all Stac Post-Spin-off Members, all Tax and Information Returns for all Straddle Periods and Post-Closing Taxable Periods (including in any such Returns filed on a consolidated, combined or unitary basis, to the extent required by law, that include the operations of Hi/fn of any Hi/fn Member for any Pre-Closing Taxable Periods or Straddle Periods (or any portion of a Straddle Period) with respect to such corporations).

                             (ii)   By Hi/fn.  Except to the extent specifically
provided in Section 2(a)(i), Hi/fn shall prepare and timely file (or cause to be prepared and timely filed) on behalf of the Hi/fn Group, all Hi/fn Members, and any group of less than all Hi/fn Members, all Tax and Information Returns for all Taxable Periods required to be filed after the Closing Date.

                      (b) Provision of Filing Information. Hi/fn (or the Company, as the case may be) shall cooperate and assist the Company (or Hi/fn) in the preparation and filing of all Tax Returns subject to Section 2(a) and submit to the Company (or Hi/fn) (x) all necessary filing information in a manner consistent with past Tax Practices and (y) all other information reasonably requested by the Company (or Hi/fn) in connection with the preparation of such Tax Returns promptly after such request. It is expressly understood and agreed that the Company's (or Hi/fn's) ability to discharge its Tax Return preparation and filing responsibilities is contingent upon Hi/fn (or the Company) providing the Company (or Hi/fn) with all cooperation, assistance and information reasonably necessary or requested for the filing of such Income Tax Returns and that Hi/fn (or the Company) shall indemnify the Company (or Hi/fn) against any and all liability for Tax Increases (as defined below), and the Company's (or Hi/fn's) indemnification obligations of Section 3 shall not apply, if, and to the extent that, Taxes are increased as a result of material inaccuracies in such information or of failures to provide such information and assistance (with the amount of such resulting increase in Taxes referred to as the "Tax Increase").



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                      (c)    Taxable Year.  Hi/fn and the Company agree that, to
the extent permitted by applicable law, (i) the Taxable Year of the Hi/fn
Members included in the consolidated Federal Income Tax Return of the Stac Pre-Spin-Off Group for the Stac Pre-Spin-Off Group Taxable Year that includes the Closing Date (and all corresponding consolidated, combined or unitary state, local or other Income Tax Returns of the Stac Pre-Spin-Off Group) shall end at the close of the Closing Date, and (ii) the Hi/fn Group and each Hi/fn Member shall begin a new Taxable Year for purposes of such Federal, state, local or other Income Taxes on the day after the Closing Date. The parties further agree that, to the extent permitted by applicable law, all Federal, state, local or other Tax and Information Returns shall be filed consistently with this position.

                      (d)    Advance Review of Tax Returns.  At least thirty
(30) days prior to the filing of any Federal Income Tax Return (including amendments thereto) that includes a Hi/fn Member, and at least fifteen (15) days prior to the filing of any Tax Return other than any Federal Income Tax Return (including amendments thereto) that includes a Hi/fn Member, the Company shall provide Hi/fn with the portion of such Tax Return related to the Hi/fn Member. In the case of each Tax Return subject to the conformity requirements of Section 2(e) and filed pursuant to Section 2(a)(ii), Hi/fn shall provide the Company with copies of any such Tax Return at least thirty (30) days prior to the filing thereof (including amendments thereto). Hi/fn and its Representatives (or the Company and its Representatives, as the case may be) shall have the right to review all related work papers prior to the filing of any such Tax Return. The Company (or Hi/fn, as the case may be) shall consult with Hi/fn (or the Company) regarding its comments with respect to such Tax Returns and shall in good faith
(A) consult with Hi/fn (or the Company) in an effort to resolve any differences with respect to the preparation and accuracy of such Tax Returns and their consistency with past Tax Practices and (B) consider Hi/fn's (or the Company's) recommendations for alternative positions with respect to items reflected on such Tax Returns; provided, however, that the Company (or Hi/fn) shall not be required to consider any such recommendation if the result thereof would adversely affect the Taxes of the Stac Post-Spin-off Group or any Stac Post-Spin-off Member (or the Hi/fn Group or any Hi/fn Member) for any Post-Closing Taxable Period and may condition the acceptance of any such recommendation upon the receipt of appropriate indemnification from Hi/fn (the Company) for any increases in Taxes that may result from the adoption of the relevant alternative position.

                      (e) Consistent Positions on Tax Returns. The Company (or Hi/fn, as the case may be) shall prepare all Tax Returns filed pursuant to
Section 2(a) for all Taxable Years ended on or before December 31, 1998 in a manner consistent with past Tax Practices except as otherwise required by changes in applicable law or material underlying facts.

                      (f) Allocation of Straddle Period Taxes. If required to effect the purposes of this Agreement, Taxes shall be allocated between the Pre- and Post-Closing Straddle Periods, by the Company in a reasonable manner, subject to the following rules:

                             (i)    To the extent not impractical, on the basis
of the actual operations and taxable income for each such period, determined by closing the books of the entity at the close of business on the Closing Date; or



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                             (ii) To the extent that an allocation based on a
closing of the books is impractical, the Company may use any reasonable method or methods, including allocations based on (x) allocations of taxable income, loss, gain, deduction and credits made for the entity for Federal Income Tax purposes, (y) rounding to the next nearest accounting period-end, and (z) the actual number of days in the Pre- and Post-Closing Straddle Periods in proportion to the number of days in the entire Straddle Period.

                      (g) Payment of Taxes. The Company shall pay (i) all Taxes shown to be due and payable on all Tax Returns filed by the Company pursuant to
Section 2(a)(i) hereof (other than any Income Taxes of Hi/fn Members for Separate Jurisdictions for all Pre-Closing Taxable Periods), and (ii) subject to
Section 3(b) and 3(c), all additions to Taxes payable by the Company under clause (i) of this Section 2(g) that result from a Final Determination. Hi/fn shall pay (w) all Taxes shown to be due and payable on all Tax Returns filed by Hi/fn pursuant to Section 2(a)(ii) hereof, (x) all Income Taxes of Hi/fn Members for Separate Jurisdictions for all Pre-Closing Taxable Periods, (y) all additions to Taxes payable under clauses (w) or (x) of this Section 2(g) that result from a Final Determination, and (z) to the extent provided in Section 3(c), all additional Taxes of the Company, the Stac Pre-Spin-Off Group, any Stac Pre-Spin-off Member, the Stac Post-Spin-off Group or any Stac Post-Spin-off Member.

                      (h) Amendments to Tax Returns. The Company (or Hi/fn, as the case may be) shall be entitled to amend Tax Returns filed by the Company (or Hi/fn) pursuant to Section 2(a); provided, however, that Hi/fn (or the Company, solely with respect to Income Taxes of Hi/fn Members for Separate Jurisdictions) shall not amend for any reason whatsoever any Tax Return of the Company or any Stac Post-Spin-off Member (or Hi/fn, the Hi/fn Group or any Hi/fn Member) for any Pre-Closing Taxable Period or any Post-Closing Taxable Period ended on or before December 31, 1998, except (A) pursuant to the settlement or other resolution of a contest subject to Section 6 or (B) with the Company's (or Hi/fn's) written consent (which consent shall not be unreasonably withheld or delayed); provided, however, that such prohibition shall not extend to the correction of mathematical or material factual errors or other adjustments necessary to conform such Tax Returns to applicable law or past Tax Practices.

                      (i) Refunds of Taxes. The Company shall be entitled to any refund of any and all Taxes for which the Company shall have the payment obligation under the first sentence of Section 2(g). Hi/fn shall be entitled to any refund of any and all Taxes for which Hi/fn shall have the payment obligation under the second sentence of Section 2(g). Except as otherwise provided in this Agreement, if the Company or any Stac Post-Spin-off Member (or Hi/fn or any Hi/fn Member, as the case may be) receives a Tax refund to which Hi/fn or any Hi/fn Member (or the Company or any Stac Post-Spin-off Member) is entitled pursuant to this Agreement, the Company (or Hi/fn) shall pay (in accordance with Section 4) the amount of such refund (including any interest received thereon) to Hi/fn (or the Company) promptly after receipt thereof.

                      (j) Carrybacks. Hi/fn shall notify the Company promptly of the existence of any items of deduction, loss or credit arising in a Post-Closing Taxable Year that are required to be carried back to a Taxable Period of the Stac Pre-Spin-Off Group or any Stac Pre-Spin-off Member (other than to a separate Tax Return of a member of the Hi/fn Group). Hi/fn hereby expressly agrees (on its behalf and on behalf of all Hi/fn Members and successors thereto) that the Company or any member of the Stac Post-Spin-off Group may retain any cash refund or



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reduction of a Tax liability or any other Tax Benefit obtained by the Company or any member of the Stac Post-Spin-off Group (other than a member of the Hi/fn Group) as a result of any carryback without compensation to Hi/fn or any Hi/fn Member. Notwithstanding Section 2(e), Hi/fn and the Company agree that Hi/fn should elect to carry forward all such items that affect the Company or any member of the Stac Post-Spin-off Group to the extent permitted under applicable law.

                      (k) NOL, ITC and AMT Credit Benefits. If any Hi/fn Members have attributable to them, under applicable Federal and state Income Tax law, any net operating loss carryforwards, investment tax credit carryforwards and alternative minimum tax credit carryforwards (the "Carryforwards"), the parties hereto agree that the Hi/fn Group and the Hi/fn Members shall be exclusively entitled to use and benefit from the Carryforwards without compensation to the Stac Pre-Spin-Off Group, any Stac Pre-Spin-off Member, the Stac Post-Spin-off Group or any Stac Post-Spin-off Group Member. Hi/fn further agrees that it shall have no recourse against the Stac Pre-Spin-Off Group, any Stac Pre-Spin-off Member, the Stac Post-Spin-off Group or any Stac Post-Spin-off Member regardless of (a) what amount of such Carryforwards are or will be available to the Hi/fn Group and the Hi/fn Members in Post-Closing Taxable Years and (b) whether the Carryforwards shall be subject to any limitation imposed as a result of the application of Code Sections 382 and 383, the Treasury regulations thereunder or other applicable law. The Company hereby agrees to take any action or make any election reasonably required to permit Hi/fn and the Hi/fn Members to utilize the Carryforwards; provided, however, that no such action or election shall be required if it would adversely affect in any way the Income Tax liabilities of the Stac Post-Spin-off Group or any Stac Post-Spin-off Member for any Taxable Year. The parties also hereby agree that the provisions of this Section 2(k) shall apply with respect to any similar carryforwards available under applicable state, local or foreign Income Tax law.

                      (l) Information and Other Tax Returns. Any party required to file any Information or other Tax Return pursuant to this Section 2 shall pay any related fees or charges (including any such fees or charges that shall thereafter become due and payable with respect to such Information or other Tax Return) and shall indemnify and hold the other party harmless against any related interest and penalties, as well as any such fees or charges which are assessed against such party as the result of a failure by the party responsible for such failure to file any Information Return in a timely and accurate manner.

               3.     INDEMNIFICATION.

                      (a)    By the Company.

                             (i)    Taxes.  Subject to Sections 2(b), 3(b) and
3(c), the Company shall indemnify and hold Hi/fn and the Hi/fn Members harmless (on an After-Tax Basis) against any and all Taxes for which the Company has the payment obligation under the first sentence of Section 2(g).

                             (ii)   Member Liability.  Subject to Sections 2(b),
3(b) and 3(c), the Company shall indemnify and hold Hi/fn and the Hi/fn Members harmless (on an After-Tax Basis) against each and every liability for Taxes of the Stac Pre-Spin-Off Group under Treas. Reg.



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Section 1.1502-6 or any similar law, rule or regulation administered by any
Taxing Authority, together with any related interest, penalties and other additions.

                      (b)    By Hi/fn.

                             (i)    Taxes.  Hi/fn shall indemnify and hold the
Stac Post-Spin-off Group and the Stac Post-Spin-off Members harmless (on an After-Tax Basis) against the Taxes for which Hi/fn has the payment obligation under the second sentence of Section 2(g).

                             (ii)   Post-Closing Transactions.  Notwithstanding
any contrary provision in this Agreement or in the Distribution Agreement, Hi/fn shall indemnify and hold the Stac Post-Spin-off Group and the Stac Post-Spin-off Members harmless (on an After-Tax Basis) against any Taxes imposed on or against the Stac Pre-Spin-Off Group or the Stac Post-Spin-off Group (including any Stac Pre-Spin-off Member or Stac Post-Spin-off Member) that are attributable to, or arise from, transactions or events which take place outside the ordinary course of business of Hi/fn and the Hi/fn Members and which occur after the Spin-off becomes effective and prior to the close of the Closing Date.

                      (c)    Assumed Tax Treatments.

                             (i)    The  parties  expressly  agree for all
purposes to treat the Spin-off as a tax-free distribution under Code Section 355 in accordance with (x) the IRS Ruling and Ruling Request or (y) an opinion of independent accountants as described in Section _____ of the Distribution Agreement (the "Tax Treatment"). Each party hereto also expressly agrees not to take (and to cause each of its Affiliates not to take) any action (except where such action is required by law) that is inconsistent with the treatment of the Spin-off and all related transactions in accordance with the Tax Treatment and to take (and to cause each of its Affiliates to take) any and all actions reasonably available to such party (or Affiliate) to support and defend the Tax Treatment.

                             (ii)   Notwithstanding anything to the contrary in
Sections 2(g), 3(a) or 3(b):

                                    a.      If  there  is a Final  Determination
               that results in the disallowance, in whole or in part, of the Tax Treatment, and there has been no material breach of Section 3(c)(i) and no Stac Post-Spin-off Member or Hi/fn Member has taken actions after the Spin-off which result in such disallowance, then any liability of the Company for Taxes as a result of such disallowance shall be borne solely by the Company.

                                    b.      Subject to the  following  sentence,
               if there is a Final Determination that results in the disallowance, in whole or in part, of the Tax Treatment, and one or more Stac Post Spin-off Members and one or more Hi/fn Members have materially breached Section 3(c)(i) or taken actions after the Spin-off which result in such disallowance, then any liability of the Company for



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                Taxes as a result of such disallowance shall be divided equally between the Company and Hi/fn. Notwithstanding the foregoing, if
                (A) there is a Final Determination that results in the disallowance, in whole or in part, of the Tax Treatment, (B) such disallowance is caused, in whole or in part, by the application of Section 355(e) (or any successor statute) (in which case the Spin-off shall constitute a "Disqualifying Distribution"), and (C) prior to the Final Determination, each of one or more Stac Post Spin-off Members, on the one hand, and one or more Hi/fn Members, on the other hand, have taken actions after the Spin-off which result in the Distribution constituting a Disqualifying Distribution, then any liability of the Company for Taxes as a result of the application of Section 355(e) shall be borne solely by either (X) Hi/fn, in the event the first actions after the Spin-off which caused the Spin-off to constitute a Disqualifying Distribution were taken or caused by one or more Hi/fn Members, or (Y) the Company, in the event the first Disqualifying Distribution after the Spin-off was taken or caused by one or more Stac Post Spin-off Members.

                                    c.      If  there  is a Final  Determination
               that results in the disallowance, in whole or in part, of the Tax Treatment, and any Hi/fn Member (and no Stac Post-Spin-off Member) has materially breached Section 3(c)(i) or has taken any action after the Spin-off which results in such disallowance, then Hi/fn shall indemnify and hold each Stac Post-Spin-off Member harmless for any Taxes which would not have occurred but for such disallowance.

                                    d.      If  there  is a Final  Determination
               that results in the disallowance, in whole or in part, of the Tax Treatment, and any Stac Post-Spin-off Member (and no Hi/fn Member) has materially breached Section 3(c)(i) or has taken any action after the Spin-off which results in such disallowance, then the Company shall indemnify and hold each Hi/fn Member harmless for any Taxes which would not have occurred but for such disallowance.

               Any such claim for indemnification shall otherwise be handled in the manner specified under this Section 3, but shall not affect in any manner the provisions of Sections 5 and 6 with respect to cooperation and control of contests and audits.

                      (d) Indemnification Procedure. Hi/fn (or the Company, as the case may be) shall notify the Company (or Hi/fn) of any Taxes paid by the Hi/fn Group or any Hi/fn Member (or the Stac Post-Spin-off Group or any Stac Post-Spin-off Member) which are subject to indemnification under this Section 3; provided, however, that no Tax liability of $10,000 or less in the aggregate shall in any event be indemnified hereunder. To the extent not otherwise provided in this Section 3, any other notification contemplated by this Section 3(d) shall include a detailed calculation (including, if applicable, separate allocations of such Taxes between Pre- and Post-Closing Taxable Periods and supporting work papers) and a brief explanation of the basis for indemnification hereunder. Whenever a notification described in this Section 3(d) is given, the notified party shall pay the amount requested in such notice to the notifying party in accordance with Section 4, but only to the extent that the notified party agrees with such request. To the extent the notified party disagrees with such request, it shall, within 20 days, so notify the notifying party, whereupon the parties shall use their best efforts to resolve any such disagreement. If such a dispute cannot be so resolved, resolution of the dispute shall be governed by Section 7(p) hereof. To the extent not otherwise provided for in this Section 3 or in Section 4, any payment made after such 20-day period shall include interest at the Overdue Rate from the date such payment would have been made under Section 4 based upon the original notice given by the notifying party.

                      (e) Loss of Tax Benefits. Appropriate payments shall be made between the parties to take account of subsequent losses of, or changes in, any Tax Benefit that has been taken into account for purposes of determining the After-Tax Basis of any indemnification payment.

               4. METHOD, TIMING AND CHARACTER OF PAYMENTS REQUIRED BY THIS AGREEMENT.

                      (a) Payment Procedures. The Company and Hi/fn hereby agree to the following quarterly monitoring, notification and payment system with respect to all amounts that shall become due and payable hereunder between the parties: (i) the Company's Tax Department shall maintain a current accounting for all amounts due and payable by the Company, Hi/fn or their respective subsidiaries pursuant to this Agreement, (ii) Hi/fn shall notify the Company in writing of any amounts that shall become due to it or its subsidiaries hereunder on or before the 20th calendar day of the third month of each quarterly period, (iii) on or before the last business day of the third month of each quarterly period, the Company shall prepare and distribute to Hi/fn a comprehensive quarterly report of all amounts that have become due hereunder to either party or their subsidiaries (including any amounts known by the Company to be due to Hi/fn or its subsidiaries even if not subject to a written notification in accordance with clause (ii) above), (iv) the net amount due between the Company and its subsidiaries on the one hand and Hi/fn and its subsidiaries on the other hand as of such quarter-end (including any amounts remaining unpaid, plus interest thereof, from prior periods) shall become payable on the 10th calendar day of the first month of the following quarter (or, if such day is not a business day, the next business day thereafter). The parties hereby agree to consult with each other in good faith to resolve any differences with respect to such quarterly reports and payments. The Company's (or the Hi/fn's) failure to prepare or distribute any report under this Section 4(a) shall not relieve or defer the Company's (or Hi/fn's) obligation to pay any amounts the Company (or Hi/fn) may owe to Hi/fn (or the Company) hereunder.

                      (b) Payment in Immediately Available Funds; Interest. All payments made pursuant to this Agreement shall be made in immediately available funds. Except as otherwise provided herein, any payment not made on the date when payable under Section 4(a) or otherwise hereunder shall thereafter bear interest at the Overdue Rate.

                      (c) Characterization of Payments. Any payment (other than interest thereon) made hereunder by the Company to Hi/fn or by Hi/fn to the Company shall be treated by all parties for all purposes as a non-taxable intercompany settlement of liabilities existing immediately before the Spin-off or, to the extent appropriate, as a non-taxable dividend distribution or capital contribution.

               5.     COOPERATION; DOCUMENT RETENTION; CONFIDENTIALITY.

                      (a) Provision of Cooperation, Documents and Other Information. Upon reasonable request by a requesting party, the Company and Hi/fn shall promptly provide (and shall cause their respective Affiliates to provide) such requesting party with such cooperation and assistance, documents, and other information, without charge, as may be necessary or reasonably helpful in connection with (i) the preparation and filing of any original or amended Tax Return, (ii) the conduct of any audit or other examination or any judicial or administrative proceeding involving to any extent Taxes or Tax Returns within the scope of this Agreement, or (iii) the verification by a party of an amount payable hereunder to, or receivable hereunder from, another party. Such cooperation and assistance shall include, without limitation: (w) the provision on demand of books, records, Tax Returns, documentation or other information relating to any relevant Tax Return; (x) the execution of any document that may be necessary or reasonably helpful in connection with the filing of any Tax Return by the Stac Pre-Spin-Off Group, a Stac Pre-Spin-off Member, the Stac Post-Spin-off Group, a Stac Post-Spin-off Member, the Hi/fn Group or a Hi/fn Member, or in connection with any audit, proceeding, suit or action of the type generally referred to in the preceding sentence, including, without limitation, the execution of powers of attorney and extensions of applicable statutes of limitations, with respect to Tax Returns which the Company may be obligated to file on behalf of Hi/fn Members pursuant to Section 2(a); (y) the prompt and timely filing of appropriate claims for refund; and (z) the use of reasonable best efforts to obtain any documentation from a governmental authority or a third party that may be necessary or helpful in connection with the foregoing. Each party shall make its employees and facilities available on a mutually convenient basis to facilitate such cooperation.

                      (b) Retention of Books and Records. The Company, each Stac Post-Spin-off Member, Hi/fn and each Hi/fn Member shall retain or cause to be retained all Tax Returns, and all books, records, schedules, workpapers, and other documents relating thereto, until the expiration of the later of (i) all applicable statutes of limitations (including any waivers or extensions thereof), and (ii) any retention period required by law or pursuant to any record retention agreement. The parties hereto shall notify each other in writing of any waivers, extensions or expirations of applicable statutes of limitations, and shall provide at least thirty (30) days prior written notice of any intended destruction of the documents referred to in the preceding sentence. A party giving such a notification shall not dispose of any of the foregoing materials without first obtaining the written approval (which may not be unreasonably withheld) of the notified party.

                      (c) Status and Other Information Regarding Audits and Litigation. The Company (or Hi/fn, as the case may be) shall use reasonable best efforts to keep Hi/fn (or the Company) advised, as to the status of Tax audits and litigation involving any issue relating to any Taxes, Tax Returns or Tax Benefits subject to indemnification under this Agreement. To the extent relating to any such issue, the Company (or Hi/fn) shall promptly furnish Hi/fn (or the Company) copies of any inquiries or requests for information from any Taxing Authority or any other administrative, judicial or other governmental authority, as well as copies of any revenue agent's report or similar report, notice of proposed adjustment or notice of deficiency.

                      (d) Confidentiality of Documents and Information. Except as required by law or with the prior written consent of the other party, all Tax Returns, documents, schedules, work papers and similar items and all information contained therein, which Tax Returns and other materials are within the scope of this Agreement, shall be kept confidential by the parties hereto and their Representatives, shall not be disclosed to any other person or entity and shall be used only for the purposes provided herein.

               6.     CONTESTS AND AUDITS.

                      (a) Notification of Audits or Disputes. Upon the receipt by the Company or any Stac Post-Spin-off Member (or Hi/fn or any Hi/fn Member, as the case may be) of notice of any pending or threatened Tax audit or assessment which may affect the liability for Taxes that are subject to indemnification hereunder, the Company (or Hi/fn) shall promptly notify Hi/fn (or the Company) in writing of the receipt of such notice.

                      (b)    Control and Settlement.

                             (i)    By The Company.  The Company shall have the
right to control, and to represent the interests of all affected taxpayers in, any Tax audit or administrative, judicial or other proceeding relating, in whole or in part, to any Pre-Closing Taxable Period or any other Taxable Period for which the Company is responsible, in whole or in part, for Taxes under Sections 2(g) and 3, and to employ counsel of its choice at its expense; provided, however, that, with respect to such issues that may impact Hi/fn or any Hi/fn Member for any Post-Closing Taxable Period or for which Hi/fn may be responsible in part under Sections 2(g) and 3, the Company shall (i) afford Hi/fn full opportunity to observe at any such proceedings and to review any submissions related to such issues, (ii) in good faith consult with Hi/fn regarding its comments with respect to such proceedings and submissions in an effort to resolve any differences with respect to the Company's positions with regard to such issues, (iii) in good faith consider Hi/fn's recommendations for alternative positions with respect to such issues, and (iv) advise Hi/fn of the reasons for rejecting any such alternative position. In the event of any disagreement regarding the proceedings, the Company shall have the ultimate control of the contest and any settlement or other resolution thereof.

                             (ii)   By Hi/fn:  Hi/fn shall have the right to
control, and to represent the interests of all affected taxpayers in, any Tax audit or administrative, judicial or other proceeding relating solely to any Post-Closing Taxable Period of the Hi/fn Group or any Hi/fn Member, or relating to any other Taxable Period for which Hi/fn is solely responsible for Taxes under Sections 2(g) and 3, and to employ counsel of its choice at its expense; provided, however, that Hi/fn shall (i) afford the Company full opportunity to observe at any such proceedings and to review any submissions related thereto and (ii) not agree to settle any such proceeding in a manner that could reasonably have a material and adverse effect on (A) any indemnification obligation of the Company hereunder, (B) any Tax liability of the Stac Pre-Spin-Off Group or any Stac Pre-Spin-off Member for any Pre-Closing Taxable Period or (C) any Tax liability of the Stac Post-Spin-off Group or any Stac Post-Spin-off Member for any Post-Closing

Taxable Period, without the prior written consent of the Company, which consent shall not be unreasonably withheld.

                      (c) Delivery of Powers of Attorney. Hi/fn (and, to the extent necessary, its subsidiaries) shall execute and deliver to the Company, promptly upon request, such powers of attorney authorizing the Company to extend statutes of limitations, receive refunds and take such other actions that the Company reasonably considers to be appropriate in exercising its control rights pursuant to this Section 6.

               7.     MISCELLANEOUS.

                      (a) Effectiveness. This Agreement shall be effective from and after the Closing Date and shall survive until the expiration of any applicable statute of limitations.

                      (b) Entire Agreement. This Agreement contains the entire agreement among the parties hereto with respect to the subject matter hereof.

                      (c) Guarantees of Performance. The Company and Hi/fn hereby guarantee the complete and prompt performance by the members of their respective Affiliated Groups of all of their obligations and undertakings pursuant to this Agreement. If, subsequent to the Effective Time, either the Company or Hi/fn shall be acquired by another entity such that 50% or more of its common stock is in common control, such acquirer shall, by making such acquisition, simultaneously agree to jointly and severally guarantee the complete and prompt performance by the acquired corporation and any Affiliate of the acquired corporation of all of their obligations and undertakings pursuant to this Agreement.

                      (d) Severability. In case any one or more of the provisions contained in this Agreement should be invalid, illegal or unenforceable, the enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby. It is hereby stipulated and declared to be the intention of the parties that they would have executed the remaining terms, provisions, covenants and restrictions hereof without including any of such which may hereafter be declared invalid, void or unenforceable. In the event that any such term, provision, covenant or restriction is hereafter held to be invalid, void or unenforceable, the parties hereto agree to use their best efforts to find and employ an alternate means to achieve the same or substantially the same result as that contemplated by such term, provision, covenant or restriction.

                      (e) Indulgences, etc. Neither the failure nor any delay on the part of any party hereto to exercise any right under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right preclude any other or further exercise of the same or any other right, nor shall any waiver of any right with respect to any occurrence be construed as a waiver of such right with respect to any other occurrence.

                      (f) Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of California without regard to the conflict of law principles thereof, except with respect to matters of law concerning the internal corporate affairs of any corporate entity which is a party to or subject of this Agreement, and as to those matters the law of the jurisdiction under which the respective entity derives its powers shall govern.

                      (g) Notices. All notices, requests, demands and other communications required or permitted under this Agreement shall be made in the manner provided in Section [___] of the Transitional Services Agreement of even date herewith between the Company and Hi/fn (the "Transitional Services Agreement").

                      (h) Modification or Amendment. This Agreement may be amended at any time by written agreement executed and delivered by duly authorized officers of Hi/fn and the Company.

                      (i) Successors and Assigns. Except by operation of law or in connection with the sale of all or substantially all the assets of a party hereto, a party's rights and obligations under this Agreement may not be assigned without the prior written consent of the other party. All of the provisions of this Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns.

                      (j) No Third-Party Beneficiaries. This Agreement is solely for the benefit of the parties to this Agreement and their respective Affiliates and should not be deemed to confer upon third parties any remedy, claim, liability, reimbursement, claim of action or other right in excess of those existing without this Agreement.

                      (k) Other. This Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all of such counterparts shall together constitute one and the same instrument. The section numbers and captions herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof.

                      (l) Predecessors and Successors. To the extent necessary to give effect to the purposes of this Agreement, any reference to any corporation, Affiliated Group or member of an Affiliated Group shall also include any predecessors or successors thereto, by operation of law or otherwise.

                      (m) Effect of Transitional Services Agreement. At any time when the Company is providing tax planning and compliance services to Hi/fn under the Transitional Services Agreement, the rights and obligations of the Company and Hi/fn under the advance review, consultation, notice and cooperation provisions of Sections 2(c), 2(d), 5(a), 5(c), 6(a), 6(b) and 7(g) shall be suspended. Such rights and obligations shall be immediately reinstated upon the termination of the Transitional Services Agreement or upon written notice from Hi/fn to such effect. In performing any such services, the Company shall act as an agent and/or independent contractor of Hi/fn and shall have no personal liability with respect to any Taxes related thereto other than as expressly provided herein or in the Transitional Services Agreement.

                      (n) Tax Elections. Nothing in this Agreement is intended to change or otherwise affect any previous tax election made by or on behalf of the Stac Pre-Spin-Off Group. The Company, as common parent of the Stac Pre-Spin-Off Group, shall continue to have sole discretion to make any and all elections with respect to all members of the Stac Pre-Spin-Off Group for all Taxable Periods for which it is obligated to file Tax or Information Returns under Section 2(a)(i).

                      (o) Injunctions. The parties acknowledge that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with its specific terms or were otherwise breached. The parties hereto shall be entitled to an injunction or injunctions to prevent breaches hereto and to enforce specifically the terms and provisions hereof in any court having jurisdiction; such remedy shall be in addition to any other remedy available at law or in equity.

                      (p) Dispute Resolution. The Company and Hi/fn shall endeavor in good faith to resolve any dispute under this Agreement, including without limitation instances where the parties are required to reach mutual agreement. If such a dispute cannot be so resolved, then either party may deliver to the other a written notice detailing such party's objections. If the Company and Hi/fn are unable to resolve the dispute within fifteen (15) days of the receipt of such notice, then either party shall have the right to refer the dispute for resolution to Neutral Auditors selected by the Company and Hi/fn within ten (10) days after the expiration of such fifteen (15) day period. If the Company and Hi/fn are unable to agree on the Neutral Auditors, then Hi/fn and the Company shall each have the right to request the American Arbitration Association to appoint the Neutral Auditors. Each party agrees to execute, if requested by the Neutral Auditors, a reasonable engagement letter. All fees and expenses relating to the work, if any, to be performed by the Neutral Auditors shall be borne equally by the Company and Hi/fn. The Neutral Auditors shall act as an arbitrator to determine, based solely on presentations by the Company and Hi/fn, and not by independent review, only those issues still in dispute. The Neutral Auditors' determination shall be made within thirty (30) days of such firm's selection, shall be set forth in a written statement delivered to the Company and Hi/fn, and shall be final, binding and conclusive.

                      (q) Further Assurances. Subject to the provisions hereof, the parties hereto shall make, execute, acknowledge and deliver such other instruments and documents, and take all such other actions, as may be reasonably required in order to effectuate the purposes of this Agreement and to consummate the transactions contemplated hereby. Subject to the provisions hereof, each party shall, in connection with entering into this Agreement, performing its obligations hereunder and taking any and all actions relating hereto, comply with all applicable laws, regulations, orders and decrees, obtain all required consents and approvals and make all required filings with any governmental agency, other regulatory or administrative agency, commission or similar authority and promptly provide the other party with all such information as it may reasonably request in order to be able to comply with the provisions of this sentence.

                      (r) Setoff. Except as provided in Section 4(a), all payments to be made by any party under this Agreement shall be made without setoff, counterclaim or withholding, all of which are expressly waived.

                      (s) Costs and Expenses. Unless otherwise specifically provided herein, each party agrees to pay its own costs and expenses resulting from the fulfillment of its respective obligations hereunder.

                      (t) Rules of Construction. Any ambiguities herein shall be resolved without regard to which party drafted this Agreement.



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                                       17

               IN WITNESS WHEREOF, the parties hereto have executed this Agreement, or have caused this Agreement to be duly executed on their respective behalf by their respective officers thereunto duly authorized, as of the day and year above written.

                                                   STAC, INC.
                                                   a Delaware corporation


                                                   By:
                                                      --------------------------
                                                   Name:
                                                        ------------------------
                                                   Title:
                                                         -----------------------


                                                   HI/FN, INC.,
                                                   a Delaware corporation


                                                   By:
                                                      --------------------------
                                                   Name:
                                                        ------------------------
                                                   Title:
                                                         -----------------------



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